                                                                    EXHIBIT 4.28




                          CERTIFICATE OF INCORPORATION

                                       OF

                            CLASSIC OF OKLAHOMA, INC.


         THE UNDERSIGNED, acting as the incorporator of a corporation under and in accordance with the General Corporation Law of the State of Delaware, hereby adopts the following Certificate of Incorporation for such corporation:

         1. Name. The name of the corporation is Classic of Oklahoma, Inc. (the "Corporation").

         2. Duration. The Corporation is to have perpetual existence.

         3. Purpose. The Purpose for which the Corporation is organized is to engage in any and all lawful acts and activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

         4. Authorized Shares. The aggregate number of shares that the Corporation shall have authority to issue is 1,000 with the par value of $.01 per share. All of such shares shall be designated "Common Stock."

         5 Registered Office, Agent. The registered office of the Corporation is to be located at 9 East Loockerman, Dover, County of Kent, Delaware. The name of its registered agent at such address is Capitol Services, Inc.

         6. Incorporator. The name and address of the incorporator is as follows:

                                Timothy E. Young
                         Winstead Sechrest & Minick P.C.
                         100 Congress Avenue, Suite 800
                               Austin, Texas 78701

         7. Initial Directors. The powers of the incorporator shall terminate upon the filing of this certificate and the following persons shall serve as the directors of the Corporation until their successors are duly elected and qualified:

                               J. Merritt Belisle
                         515 Congress Avenue, Ste. 2626
                               Austin, Texas 78701

                                 Steven E. Seach
                         515 Congress Avenue, Ste. 2626
                               Austin, Texas 78701

         8. Arrangement with Creditors. The following provisions are included for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  (a) The Board of Directors of the Corporation shall have the power, without the assent or vote of the stockholders, to adopt, amend or repeal the Bylaws of the Corporation in such manner and subject to such limitations, if any, as shall be set forth in the Bylaws.

                  (b) Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         9. Director Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         10. Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), liability, loss, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent permitted by either
(i) any applicable law in effect on the date of incorporation of the Corporation, or (ii) any law which becomes effective during the existence of the Corporation and which is applicable to it.

         11. Bylaws. In furtherance of and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

         12. Election of Directors. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

         I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand effective the 2nd day of February, 2000.


                                             /s/ TIMOTHY E. YOUNG
                                             -----------------------------------
                                             Timothy E. Young